Exhibit 99.1

FDA Advisory Committee Recommends Approval of Paratek’s Omadacycline

-- Positive vote for both the skin infections and pneumonia indications --

-- FDA decision expected in early October 2018 --

BOSTON, August 8, 2018 – Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK) today announced that the Antimicrobials Drug Advisory Committee of the U.S. Food and Drug Administration voted in favor of the approval of intravenous (IV) and oral omadacycline for the treatment of acute bacterial skin and skin structure infections (ABSSSI) (17-1) and community-acquired bacterial pneumonia (CABP) (14-4).  Omadacycline is a modernized tetracycline being developed as a once-daily IV and oral, broad spectrum antibiotic for the treatment of serious community-acquired infections.

“Omadacycline has the potential to help address the urgent and growing need for new antibiotics to treat serious community-acquired infections. With once-daily dosing and bioequivalent IV and oral formulations, omadacycline may help facilitate early discharge from the hospital or, in other cases, allow for safe and effective treatment in the outpatient setting,” said Michael F. Bigham, Chairman and CEO, Paratek. “Today’s recommendations from the Advisory Committee move us one step closer to making this important new treatment option available to patients and physicians. We look forward to working with the FDA as it considers the comments from the committee members and completes its review of the omadacycline new drug applications.”

As part of its recommendation, the Advisory Committee considered data from the omadacycline global development program, which included three completed Phase 3 studies evaluating the safety and efficacy of the once-daily IV and oral formulations of omadacycline for the treatment of ABSSSI and CABP. In all three studies, omadacycline met all primary and secondary efficacy outcomes designated by the FDA and was generally safe and well-tolerated. A total of nearly 2,000 adult patients received omadacycline administered once-daily as part of the clinical trials. The Advisory Committee was asked to vote on whether the data provided substantial evidence of the safety and effectiveness of omadacycline in both ABSSSI and CABP.

The Prescription Drug User Fee Act (PDUFA) date for both new drug applications is in early October 2018.

About Omadacycline

Omadacycline is a novel investigational antibiotic with both once-daily intravenous (IV) and oral formulations for the treatment of community-acquired bacterial pneumonia (CABP), acute bacterial skin and skin structure infections (ABSSSI), and urinary tract infections (UTI). A modernized tetracycline,

Exhibit 99.1

omadacycline is specifically designed to overcome tetracycline resistance and exhibits activity across a broad spectrum of bacteria, including Gram-positive, Gram-negative, anaerobes, atypical bacteria, and other drug-resistant strains.

Omadacycline has been granted Qualified Infectious Disease Product designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the target indications of CABP, ABSSSI, and UTI. The FDA has accepted the New Drug Applications for CABP and ABSSSI and has granted omadacycline priority review. Paratek is also preparing a marketing authorization application in the European Union. Paratek has entered into a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Under a research agreement with the U.S. Department of Defense, omadacycline also is being studied against pathogenic agents causing infectious diseases of public health and biodefense importance, including plague and anthrax.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. The company’s lead product candidate, omadacycline, is a new broad-spectrum once-daily intravenous and oral antibiotic being developed for the treatment of serious community-acquired bacterial infections, including community-acquired bacterial pneumonia, acute bacterial skin and skin structure infections, and urinary tract infections.

Paratek’s second Phase 3 product candidate, SEYSARA™ (sarecycline), is being developed by Allergan in the U.S. as a new once-daily oral therapy for the treatment of acne. Allergan has completed Phase 3 development activities for SEYSARA and its new drug application was accepted for review by the U.S. FDA in December 2017. The PDUFA date for SEYSARA is in the second half of 2018. Paratek retains all ex-U.S. rights to sarecycline.

Recognizing the serious threat of bacterial infections, Paratek is dedicated to providing solutions that enable positive outcomes and lead to better patient stories.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, product candidates, prospects, potential and expected results, including statements about the development, launch and commercialization of omadacycline, the potential for omadacycline to treat ABSSSI, CABP, UTI and other serious community-acquired bacterial infections, the prospect of omadacycline providing broad-spectrum activity, our ability to obtain regulatory approval of omadacycline and our anticipated transition to a commercial stage organization. All statements, other

Exhibit 99.1

than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as “potential,” “prospective,” “prepare” and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACT:

Investor and Media Relations:
Ben Strain
617-807-6688
ir@ParatekPharma.com